Exhibit 10.89

CONFIDENTIAL

September 2, 2014

Frank Del Rio

Chief Executive Officer

Prestige Cruises International, Inc.

8300 NW 33rd Street, Suite 100

Miami, Florida 33122

Re:   Executive Employment Agreement

Dear Mr. Del Rio,

As you are aware, Norwegian Cruise Line Holdings Ltd. (“Norwegian”) is negotiating the terms of an Agreement and Plan of Merger, to be dated on or about the date hereof, by and among Norwegian, Portland Merger Sub, Inc., a wholly-owned, indirect subsidiary of Norwegian (“Merger Sub”), Prestige Cruises International, Inc. (“PCI”) and certain other parties thereto, pursuant to which Merger Sub would merge with and into PCI, with PCI continuing as the surviving entity (the “Company”) following the merger as an indirect wholly-owned subsidiary of Norwegian (the “Merger”).

1.         Assumption of Employment Agreement

This letter agreement confirms our mutual agreement and understanding that your Amended and Restated Executive Employment Agreement dated as of June 5, 2014 by and between you, Oceania Cruises, Inc. and PCI (the “Employment Agreement”) shall be assumed by the Company as the surviving entity in the Merger. Except as provided below, the terms of your Employment Agreement will remain in full force and effect following the Merger. The parties hereto agree to enter into an amendment of your Employment Agreement on terms consistent with this letter agreement as soon as practicable following the date hereof to be effective (and conditioned) upon the consummation of the Merger.

2.         Continuation of Employment; Severance

Upon and subject to the consummation of the Merger, it is agreed that you will continue to serve as the Chief Executive Officer of the Company, as an indirect wholly-owned subsidiary of Norwegian. It is anticipated that you will continue to serve in such position until December 31, 2015, or such other date as may be mutually agreed by the parties (the “Termination Date”). Upon the Termination Date, or any earlier date of termination of employment by the Company without “Cause” (as defined therein), you will be entitled to the same severance payments and benefits (and subject to the same conditions) provided under Section 6.2 of your Employment Agreement; provided, that any cash severance payments described in Section 6.2(c) of your

Employment Agreement shall be paid in one lump sum payment on the 30th day following the Termination Date.

3.         Additional Options

Pursuant to Section 4.3 of your Employment Agreement, you are entitled to a grant of an “Additional Option” on or about January 1 of each year during your “Period of Employment” (each as defined therein) covering 250,000 shares of PCI common stock, subject to adjustment as provided under PCI’s 2008 Stock Option Plan (the “Stock Option Plan”). Pursuant to Section 7 of the Stock Option Plan, upon a corporate merger (among other events), the number and type of shares of common stock that thereafter may be made the subject of options shall be equitably and proportionately adjusted.

This letter agreement confirms our mutual agreement that, pursuant to Section 4.3 of your Employment Agreement and Section 7 of the Stock Option Plan, upon consummation of the Merger, your right to receive annual Additional Options during the Period of Employment shall be converted into a right to receive equivalent stock option grants for ordinary shares of Norwegian, determined based upon the relative Black-Scholes value of the respective stock options. All references to “Parent” in such Section 4.3 shall be deemed to be references to Norwegian.

4.         Covenant Not to Compete

This letter agreement confirms our mutual agreement that the prohibition set forth in the first sentence of Section 5.4 of your Employment Agreement prohibiting your direct or indirect engagement in any business that is engaged in the passenger ship industry shall apply solely with respect to any Restricted Competitor, it being understood that a “Restricted Competitor” shall mean (a) any of the following listed brands or companies and their respective affiliates (including the cruise line brands owned by, or affiliated with, the following companies): (i) Royal Caribbean Ltd., (ii) Carnival Corporation, (iii) MSC Cruises, (iv) Crystal Cruises, (v) Viking River Cruises, (vi) Viking Ocean Cruises, (vii) SilverSea Cruises, and (viii) Hapag-Lloyd Cruises; (b) any company or other person engaged in the passenger cruise ship industry that has directly or indirectly acquired or become the beneficial owner of, or chartered, more than one vessel from any of the foregoing; and (c) any company, business, or other person with respect to which Executive is a founder, principal shareholder, partner, or other investor, or in which Executive otherwise holds a direct or indirect equity interest, that owns, operates or charters more than one vessel that was acquired from, or is owned by, any of the companies listed in clause (a) above and is engaged in the passenger cruise ship industry.

5.         Employee Stay Bonuses

We have discussed the implementation of “stay bonuses” for key employees of PCI following the announcement of the Merger. This will acknowledge our mutual understanding that Norwegian intends in good faith to implement such stay bonuses, with the details of such stay bonuses, including the eligible employees, amounts and terms of such bonuses, to be discussed and agreed upon reasonably and in good faith by you and us following the signing of

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the Agreement and Plan of Merger, and shall be subject to the approval of the Compensation Committee of Norwegian’s Board of Directors.

6.         Miscellaneous

This letter agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. Signatures delivered by facsimile or by an e-mail which contains portable document format (.pdf) file of an executed signature page shall be binding and effective for all purposes. This letter agreement is subject to and conditioned upon the consummation of the Merger and shall be null and void ab initio upon termination of the Agreement and Plan of Merger if the Merger is not consummated for any reason or no reason.

[SIGNATURE PAGE FOLLOWS]

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Sincerely,

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Kevin M. Sheehan
Kevin M. Sheehan
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Frank Del Rio
Frank Del Rio

PRESTIGE CRUISES INTERNATIONAL, INC.

By:	/s/ Jason Montague
Jason Montague
Chief Financial Officer

OCEANIA CRUISES, INC.

By:	/s/ Jason Montague
Jason Montague
Chief Financial Officer

[signature page to letter agreement re: Executive Employment Agreement]